Exhibit 8.1

2727 NORTH HARWOOD STREET • DALLAS, TEXAS 75201.1515

TELEPHONE: +1.214.220.3939 • FACSIMILE: +1.214.969.5100

[            ], 2019

MPLX LP

200 E. Hardin Street

Findlay, Ohio 45840

Re:         Registration Statement on Form S-4 Filed by MPLX LP

Ladies and Gentlemen

We have acted as counsel for MPLX LP, a Delaware limited partnership (the “Partnership”), in connection with the Agreement and Plan of Merger dated as of May 7, 2019, and authorization of the issuance by the Partnership of units representing limited partner interests in the Partnership (the “Partnership Units”) pursuant to the Merger Agreement, as contemplated by the Partnership’s Registration Statement on Form S-4 to which this opinion is filed as an exhibit (as the same may be amended from time to time, the “Registration Statement”). The Partnership Units may be offered and sold from time to time pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”).

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. In this examination, we have assumed the authenticity of all documents, the genuineness of signatures thereon, and the legal capacity of the signatories to sign on behalf of the entities for which they signed. This opinion is based on various facts and assumptions, including the factual representations of the Partnership regarding its business, properties and governing documents, and on certain representations made by the Partnership as to factual matters through a certificate of one of its officers (the “Officer’s Certificate”).

Based on the foregoing and subject to the further assumptions, qualifications and limitations set forth herein and in the Registration Statement and Officer’s Certificate, the statements in the Registration Statement under the caption “Material Federal Income Tax Consequences of MPLX Unit Ownership,” insofar as such statements purport to constitute summaries of U.S. federal income tax law or legal conclusions with respect thereto, constitute our opinion as to the material U.S. federal income tax consequences of the matters described therein. We express no opinion with respect to any matter not discussed under such caption, and in particular no opinion as to any other federal law, the laws of any state or locality, or laws of any foreign jurisdiction.

ALKHOBAR ● AMSTERDAM ● ATLANTA ● BEIJING ● BOSTON ● BRUSSELS ● CHICAGO ● CLEVELAND ● COLUMBUS ● DALLAS DUBAI ● DÜSSELDORF ● FRANKFURT ● HONG KONG ● HOUSTON ● IRVINE ● JEDDAH ● LONDON ● LOS ANGELES ● MADRID MEXICO CITY ● MIAMI ● MILAN ● MOSCOW ● MUNICH ● NEW YORK ● PARIS ● PITTSBURGH ● RIYADH ● SAN DIEGO SAN FRANCISCO ● SÃO PAULO ● SHANGHAI ● SILICON VALLEY ● SINGAPORE ● SYDNEY ● TAIPEI ● TOKYO ● WASHINGTON

MPLX LP

[            ], 2019

Our opinion is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations issued thereunder, Internal Revenue Service pronouncements, and judicial decisions, all as in effect on the date hereof, and all of which are subject to change or differing interpretation, possibly with retroactive effect.

We express no opinion on any issue relating to tax matters other than U.S. federal income tax matters, and we express no opinion as to the applicability or effect of other federal, foreign, state or local laws, or as to any matter not discussed herein.

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder

Very truly yours,

Jones Day